Exhibit (d)(2)

THE GYMBOREE CORPORATION

500 Howard Street

San Francisco, California 94105

August 9, 2010

Strictly Confidential

Bain Capital Partners, LLC

111 Huntington Avenue

Boston, MA 02199

Re: Confidentiality Agreement

Ladies and Gentlemen:

In connection with your consideration of a possible negotiated transaction (a “Possible Transaction”) involving The Gymboree Corporation, a Delaware corporation (together with its subsidiaries, the “Company”), the Company is prepared to make available to you and your Representatives (as hereinafter defined) certain information concerning the Company. As a condition to being furnished such information, you agree that you will, and will cause your Representatives to, treat the Evaluation Material (as hereinafter defined) in accordance with the provisions of this letter agreement. The term “Representatives” shall mean, as to any party, its affiliates, partners, members, directors, officers, employees, agents, advisors (including, without limitation, attorneys, accountants, consultants, bankers, and financial advisors) and representatives of any of the foregoing; provided, however, that, as applied to you, the term “Representatives” shall only mean those of your Representatives who receive Evaluation Material or Discussion Information. For purposes of this letter, the term “affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Act”).

1. Evaluation Material. The term “Evaluation Material” shall mean (a) any information (whether in written, verbal, graphic, electronic, or other form) that is confidential and proprietary to the Company, including, but not limited to, products, product plans, market studies, reports, documentation, drawings, computer programs, customer and supplier lists, price lists, designs, creations, models, business materials, work-in-progress, methods of manufacture, and trade secrets, and (b) all information relating to the Company or the business, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of the Company (whether prepared by the Company, its advisors or otherwise), historical or projected financial statements, budgets, sales, capital spending budgets, plans, or identities of key personnel, in each case disclosed or furnished by or on behalf of the Company to you or to your Representatives before, on or after the date hereof, whether or not marked or designated as confidential or proprietary. Evaluation Material shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by you or your Representatives that contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto. Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which you can conclusively demonstrate through written records (a) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this letter agreement, (b) was within your possession and developed by you prior to it being furnished to you by or on behalf of the Company pursuant hereto, provided that the source of such information was not known by you to be bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information, or (c) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by you to be bound by a confidentiality agreement or other contractual, legal, or fiduciary obligation of confidentiality with respect to such information or (d) has been or is subsequently independently developed by you or your Representatives without violating any obligations hereunder.

2. Use and Disclosure of Evaluation Material.

(a) You hereby agree that you and your Representatives (i) will keep the Evaluation Material confidential, (ii) will use the Evaluation Material solely for the purpose of evaluating and implementing a Possible Transaction and for no other purpose, (iii) will not use the Evaluation Material in any way detrimental to the Company, (iv) will not, directly or indirectly, provide any Evaluation Material to, or exchange information regarding any Evaluation Material with, any other person, and (v) will not disclose the Evaluation Material in any other manner whatsoever; provided, however, that any of the Evaluation Material may be disclosed to your Representatives who need to know such information for the sole purpose of evaluating and implementing a Possible Transaction on your behalf, and who are directed by you to be bound by the confidentiality terms of this letter agreement to the same extent as if they were parties hereto; and provided further, that neither you nor any of your Representatives shall disclose the Evaluation Material in any manner to any possible co-bidders (other than Huntsman Gay Global Capital, LLC) or sources of equity or debt financing or any of your direct or indirect subsidiaries or portfolio companies or other companies in which you hold or manage an investment without the prior written consent of the Company, which consent may be given or withheld in the Company’s sole discretion and, in the case of debt financing, shall not be unreasonably withheld (and, if such consent is given, thereafter the Persons covered by such consent shall be deemed to be your Representatives). You agree to accept responsibility for any breach of this letter agreement by you or any of your Representatives and, at your sole expense, to take commercially reasonable measures to restrain yourself and your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material. You agree to promptly notify the Company of any unauthorized disclosure or release of Evaluation Material, and to use your commercially reasonable efforts to retrieve the same.

(b) In addition, you agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any other person the fact that this letter agreement or the Evaluation Material exist, that the Evaluation Material has been requested or made available to you or your Representatives, that you are considering or have considered a Possible Transaction involving the Company, or that investigations, discussions or negotiations are taking place or have taken place concerning a Possible Transaction or involving the Company, or any term, condition or other fact with respect to any Possible Transaction or such investigations, discussions or negotiations, including, without limitation, the status thereof and the identity of the parties thereto (collectively, the “Discussion Information”). Without limiting the generality of the foregoing, you represent, warrant and agree that neither you nor any of your Representatives have entered into (nor will you or any of your Representatives enter into without the prior written consent of the Company, which consent shall, in the case of debt financing, not be unreasonably withheld) any agreement, arrangement or understanding, or any discussions which might lead to any agreement, arrangement or understanding, with any person (other than the Company), including, without limitation, any possible co-bidders or sources of equity or debt financing (other than Huntsman Gay Global Capital, LLC) or any of your direct or indirect subsidiaries or portfolio companies or other companies in which you hold or manage an investment, regarding a Possible Transaction, including, without limitation, any agreement, arrangement or understanding, whether written or oral, (i) providing that such person shall have the right to participate in any way in any Possible Transaction (including as a source of equity or debt financing), (ii) requiring such person to refrain from participating in a Possible Transaction, or (iii) prohibiting or restricting such person from participating in a Possible Transaction with, or providing other assistance to, another party (including as a source of equity or debt financing). You and any of your affiliates who receive Evaluation Material or Discussion Information (collectively “Informed Affiliates”) will not make any communications with any person (other than as permitted herein) of any nature related in any way to a Possible Transaction between you and the Company, the process leading to it, or any plans contingent upon the consummation thereof. The term “person” as used in this letter agreement shall be interpreted broadly to include, among others, the media and any corporation, limited liability company, partnership, trust, association, joint venture, governmental or self-regulatory agency or body, other entity, group or individual.

(c) In the event that you or any of your Representatives are requested or required (by interrogatories, legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material or Discussion Information, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek, at its own expense, a protective order or such other remedy as the Company, in its sole discretion, deems appropriate and/or waive compliance with the provisions of this letter agreement. If, despite the efforts of the Company, you or any of your Representatives are nonetheless, in the opinion of your legal counsel, legally compelled or required to disclose Evaluation Material or Discussion Information, you or your Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material or Discussion Information which such counsel advises you is legally required to be disclosed, provided that you use your commercially reasonable efforts to preserve the confidentiality of the Evaluation Material and the Discussion Information, including, without limitation, by cooperating fully with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and the

Discussion Information by such tribunal, and provided further that you shall, to the extent permitted by law, promptly notify the Company of (i) your determination to make such disclosure and (ii) the nature, scope and contents of such disclosure.

3. Ownership, Return and Destruction of Evaluation Material.

(a) All Evaluation Material provided to you pursuant to this letter agreement shall remain the property of the Company, and nothing in this letter agreement, nor any disclosure to you of any Evaluation Material, shall be construed as granting or implying any transfer of rights of any kind or nature to you in the Evaluation Material, or any patents or other intellectual property protecting or relating to the Evaluation Material.

(b) In the event that you decide not to proceed with a Possible Transaction, you will promptly inform the Company of that decision. In that case, or at any time upon the written request of the Company, you will, at your option, promptly deliver, at your expense, to the Company or destroy (which shall include permanently erasing or deleting all electronic copies) all Evaluation Material (and any copies thereof) furnished to you or your Representatives. In the event of such a decision or request, all other Evaluation Material prepared by you or on your behalf shall be returned or destroyed, and no copy thereof shall be retained, and, upon the Company’s written request, you shall provide the Company with prompt written confirmation of your compliance with this paragraph. Notwithstanding the foregoing, you and your Representatives may retain copies of Evaluation Material (i) that are being stored on automatic computer backup systems in the ordinary course of business or (ii) in order to comply with applicable law or regulation or, in the case of Representatives that are accounting firms, the applicable professional standards of the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board or state boards of accountancy. Furthermore, notwithstanding the return or destruction of the Evaluation Material, you and your Representatives shall continue to be bound by your obligations of confidentiality and other applicable obligations and agreements hereunder.

4. No Representations or Warranties. You understand, acknowledge and agree that none of the Company or any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and you agree that, except with respect to breaches of this letter agreement, none of the Company or any of its Representatives shall have any liability (including, without limitation, in contract, tort, under federal or state securities laws or otherwise) to you or to any of your Representatives, and you will not make any claims whatsoever against the Company or any of its Representatives, relating to or resulting from a Possible Transaction, the Evaluation Material or any errors therein or omissions therefrom, except as may be expressly set forth in definitive agreements with respect to a Possible Transaction. You agree that you are not entitled to, and will not rely on the accuracy or completeness of, the Evaluation Material, and that you will be entitled to rely solely on such representations and warranties as may be included in any final definitive agreement with respect to a Possible Transaction, when, as and if executed and delivered, and subject to such limitations and restrictions as may be contained therein. The Company and its Representatives expressly disclaim any duty (express or implied) to update, supplement, or correct any Evaluation Material disclosed under this letter agreement regardless of the circumstances.

5. No Solicitation. In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of eighteen (18) months from the date hereof, you and your Informed Affiliates (and any person acting at your or their direction) will not, without the prior written consent of the Company, directly or indirectly, (a) solicit to employ any persons known by you to be any of the employees of the Company serving as such as of the date of this letter agreement or at any time during the term of this letter agreement or solicit any such employees to terminate their employment with the Company, or (b) take any other action that is reasonably likely to cause injury to the relationship between the Company and its employees; provided, however, that you may engage in general solicitations (e.g., newspaper, online job postings, etc.) for employees in the ordinary course of business consistent with past practice not specifically directed or targeted at Company employees.

6. Material Non-Public Information. You acknowledge and agree that you are aware (and that your Representatives are aware or, prior to receipt of any Evaluation Material or Discussion Information, will be advised by you) that (a) the Evaluation Material being furnished hereunder contains material, non-public information regarding the Company and (b) the United States securities laws prohibit any persons who have material, non-public information concerning the matters which are the subject of this letter agreement, including the Discussion Information, from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

7. Standstill. As of the date hereof Bain Capital Partners, LLC does not beneficially own (as such term is used in Rule 13d-3 under the Act, and including any right to acquire beneficial ownership, whether within sixty (60) days or any longer or shorter period of time) any securities of the Company or own any securities that derive their value in whole or in part from or by reference to the value of Company securities. You agree that, for a period of eighteen (18) months from the date of this letter agreement, unless specifically invited in writing by the Company, neither you nor any of your Informed Affiliates (nor any person acting at your or their direction) will in any manner, directly or indirectly:

(a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the Company or any of its subsidiaries, (ii) any tender or exchange offer, merger or other business combination involving the Company, any of the subsidiaries or assets of the Company or the subsidiaries constituting a significant portion of the consolidated assets of the Company and its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its subsidiaries;

(b) form, join or in any way participate in a “group” (as defined in the Act) with respect to the Company or otherwise act in concert with any person in respect of any such securities;

(c) otherwise act, alone or in concert with others, to seek representation on or to control the management, Board of Directors, or policies of the Company or to obtain representation on the Board of Directors of the Company;

(d) take any action which would, or would reasonably be expected to, force the Company to make a public announcement regarding any of the types of matters set forth in clause (a) above;

(e) disclose any intention, plan or arrangement inconsistent with the foregoing;

(f) enter into any discussions, negotiations, understandings or arrangements with any third party with respect to any of the foregoing; or

(g) request that the Company or any of its Representatives, directly or indirectly, amend or waive any provision of this paragraph (including this sentence).

You further agree that, if at any time during such period, a member of your Deal Team (as hereinafter defined) is approached by any third party concerning your or their participation in a transaction involving any assets, indebtedness or business of, or securities issued by, the Company or any of its subsidiaries, you will promptly inform the Company of the nature of such transaction and the parties involved; provided, however, that if you do not engage in discussions with any such third party, you are not obligated to inform us of such contact; and provided further, that in the event that (i) you have indicated to the Company that you are no longer interested in pursuing a Possible Transaction or (ii) complied with a request to return or destroy Evaluation Material in accordance with Section 3(b) above, the requirements of this sentence shall no longer be operative and shall be of no further force or effect. Your “Deal Team” includes those of your officers, directors and employees who receive Evaluation Material or Discussion Information; provided, however, that the Company acknowledges that (i) in order to evaluate the Possible Transaction, you may supply Evaluation Material or Discussion Information to those members of your senior and executive management, finance committee and legal and compliance personnel customarily involved in the approval or participation in transactions such as the Possible Transaction (such individuals acting in such capacity, “Over The Wall Individuals”), and (ii) none of the Over The Wall Individuals shall be considered a member of your Deal Team for the purposes hereof.

Notwithstanding anything to the contrary, nothing in this letter agreement shall prohibit you or your Informed Affiliates from disposing of any securities of the Company which it currently holds.

8. No Agreement. Notwithstanding any other provision hereof, the Company reserves the right not to make available hereunder any information, the provision of which is determined by it, in its sole discretion, to be inadvisable or inappropriate. You understand and agree that no contract or agreement providing for any Possible Transaction shall be deemed to exist between you and the Company or its stockholders unless and until a final definitive agreement has been executed and delivered (and then only to the extent specifically set forth therein), and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any Possible Transaction unless and until you and the Company and/or its stockholders shall have entered into a final definitive agreement. You also agree that unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, none of the Company, its stockholders or you will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company and its stockholders reserve the right, in their sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Possible Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with you at any time, to conduct, directly or through any of their Representatives, any process for any transaction involving the Company, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person) and to change any procedures relating to such Possible Transaction at any time without notice to you or any other person, and you shall not have any claim whatsoever against the Company or its stockholders or their Representatives arising out of or relating to any Possible Transaction (other than those as against parties to a definitive written agreement with you in accordance with the terms thereof).

9. No Waiver of Rights. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10. Remedies. It is understood and agreed that money damages may not be an adequate remedy for any breach of this letter agreement by you or any of your Representatives, and that the Company shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or in equity to the Company. You further agree not to raise, as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and you agree to waive any requirements for the securing or posting of any bond in connection with such remedy.

11. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of law provisions thereof. You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court). You hereby irrevocably and unconditionally waive any objection which you may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the courts of the State of Delaware or the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12. Commonality of Interest. To the extent that any Evaluation Material includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any pending, threatened or prospective action, suit, proceeding, investigation, inquiry, arbitration or dispute, you acknowledge that you and the Company have a commonality of interest with respect to such action, suit, proceeding, investigation, inquiry, arbitration or dispute, and agree that it is your mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Evaluation Material that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and you agree to take all reasonable measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges and doctrines.

13. Consent and Waiver of Representation. The Special Committee of the Board of Directors of the Company has engaged Skadden, Arps, Slate, Meagher & Flom LLP as its legal counsel in connection with the Possible Transaction. Skadden, Arps, Slate, Meagher & Flom LLP may also, now or in the future, represent you or one or more of your affiliates in connection with unrelated matters. By entering into this letter agreement, you and your Representatives (i) consent to the continued representation of the Special Committee of the Board of Directors of the Company by Skadden, Arps, Slate, Meagher & Flom LLP in connection with the Possible Transaction, and (ii) waive any actual or alleged conflict of Skadden, Arps, Slate, Meagher & Flom LLP that may arise from Skadden, Arps, Slate, Meagher & Flom LLP’s representation of the Special Committee of the Board of Directors of the Company or the Company in connection with the Possible Transaction; provided, however, that this consent and waiver of representation shall not extend to any dispute or litigation arising out of the Possible Transaction. Nothing contained herein shall be deemed to constitute a waiver of any privilege or consent to the disclosure of any Evaluation Material. In addition, you hereby acknowledge that you have obtained independent legal advice with respect to this consent and waiver. If you have any questions regarding this Section 13, please contact Brian J. McCarthy at Skadden, Arps, Slate, Meagher & Flom LLP at (213) 687-5070 or at Brian.McCarthy@Skadden.com or Leif B. King at Skadden, Arps, Slate, Meagher & Flom LLP at (650) 470-4662 or at Leif.King@Skadden.com.

14. Authority to Enter Agreement. You hereby represent and warrant to the Company that this letter agreement has been duly authorized, executed and delivered by one of your authorized persons and is enforceable in accordance with its terms against you.

15. Entire Agreement. This letter agreement contains the entire agreement of the parties hereto regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between the parties hereto regarding such subject matter.

16. No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of you and the Company, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

17. Counterparts: This letter agreement may be signed by facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

18. Severability. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and there shall be substituted for the invalid provision a substitute provision which shall as nearly as possible achieve the intent of the invalid provision.

19. Inquiries. You understand and agree that all inquiries for information about the Company and communications with the Company shall be made through the Company’s Chief Executive Officer, Chief Operating Officer, President, Chief Financial Officer or General Counsel, or through the representatives identified by one of those officers.

20. Successors. This letter agreement shall inure to the benefit of, and be enforceable by, the Company and its successors and assigns.

21. Assignment and Termination. Neither party shall assign this letter agreement or any part hereof without the prior written consent of the other party, provided that either party may assign this letter agreement to one of its wholly owned subsidiaries without such consent. This letter agreement and all obligations hereunder shall terminate on the second (2nd) anniversary hereof.

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Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return to the undersigned the duplicate copy of this letter agreement enclosed herewith, whereupon this letter agreement shall become a binding agreement between the parties hereto.

Very truly yours, THE GYMBOREE CORPORATION

By:	/S/ MATTHEW MCCANLEY
	Name:	Matthew McCanley
	Title:	CEO

ACCEPTED AND AGREED TO

as of the date first written above:

BAIN CAPITAL PARTNERS, LLC

By:	/S/ JOSH BEKENSTEIN
	Name:	Josh Bekenstein
	Title:	Managing Director

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